Exhibit 99.1

FOR IMMEDIATE RELEASE

Rand Worldwide Reports Fiscal Year 2014 Results

Revenue Increases by 11% from Prior Fiscal Year

FRAMINGHAM, MA – September 29, 2014 – Rand Worldwide, Inc. (OTCBB: RWWI), a global provider of technology solutions to organizations with engineering design and information technology requirements, announces its financial results for its year ended June 30, 2014.

For its fiscal year ended June 30, 2014, Rand Worldwide, Inc. reported total revenues of $91.6 million, as compared with $82.5 million for its prior fiscal year. The Company’s overall gross margin was 49.4%, a slight decrease from the 50.5% reported for fiscal 2013, resulting in income from continuing operations of $9.1 million, or $0.16 per fully diluted share. For the year ended June 30, 2013, Rand Worldwide reported income from continuing operations of $2.5 million, or $0.04 per fully diluted share.

Included in the full year results is a $4.5 million non-recurring reduction of income tax expense resulting from the recognition of a portion of the value of the Company’s Canadian net operating loss carryforwards that are available to offset future income taxes. In accordance with generally accepted accounting principles, the Company reduced a valuation allowance on its books in its fourth quarter to reflect the future value of certain loss carryforwards due to the continued profitability of its Canadian operations.

Lawrence Rychlak, president and chief financial officer, commented, “This past fiscal year was a very successful one for us in many respects. We saw growth in all revenue categories and particularly our product sales which increased over 14% from the prior year. These strong revenues coupled with continued management of the operations resulted in a healthy bottom line which positions us well for the future.”

“I am very pleased with the operating results for this fiscal year and with the overall health of all of our business lines,” said Marc Dulude, chief executive officer. “Rand Worldwide is well equipped and prepared to take on the next set of challenges and opportunities that come before us.”

Forward-looking Statement

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Rand Worldwide, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Statements that are not historical in nature, including those that include the words “goal,” “expect,”

“anticipate,” “estimate,” “should,” “believe,” “intend,” and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which Rand Worldwide operates, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, and demand for our products and services; changes in our competitive position or competitive actions by other companies; the ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or, if substantially realized, will have the expected consequences on our business or operations.

(Tables Below)

Rand Worldwide, Inc.

Summary Unaudited Consolidated Financial Data

	Twelve Months Ended
	June 30,
	2014	2013

Revenues-
Product sales	$47,822,000	$41,869,000
Service revenue	23,480,000	21,764,000
Commission revenue	20,294,000	18,870,000

Total revenues	91,596,000	82,503,000

Cost of revenues-
Cost of product sales	30,547,000	26,282,000
Cost of service revenue	15,763,000	14,540,000

Total cost of revenues	46,310,000	40,822,000

Gross margin	$45,286,000	$41,681,000
Operating income	7,558,000	4,679,000
Income from continuing operations before income taxes	7,334,000	4,203,000

Loss from discontinued operations, net of tax	—	(241,000)
Loss on sale of discontinued operations, net of tax	(463,000)	(370,000)
Net income	8,594,000	1,901,000
Net income available to common stockholders	8,485,000	1,792,000

Earnings per share:
Basic earnings per common share:
Continuing operations	$0.17	$0.04
Discontinued operations	(0.01)	(0.01)

Basic earnings per common share	$0.16	$0.03

Diluted earnings per common share:
Continuing operations	$0.16	$0.04
Discontinued operations	(0.01)	(0.01)

Diluted earnings per common share	$0.15	$0.03

Weighted average common shares outstanding:
Basic	54,210,555	53,951,438

Diluted	57,039,061	55,102,436

	June 30,	June 30,
	2014	2013

Current assets	$29,098,000	$20,077,000
Long term assets	29,659,000	28,089,000

Total assets	$58,757,000	$48,166,000

Current liabilities	$16,085,000	$13,460,000
Long term liabilities	352,000	1,506,000
Total stockholders’ equity	42,320,000	33,200,000

Total liabilities and stockholders’ equity	$58,757,000	$48,166,000

Unaudited Sales Ratios

	Three months ended
	6/30/2014	6/30/2013

AEC and Manufacturing Sales as a % of Total Sales:
AEC	42%	43%
Manufacturing	37%	35%

Suites % of Product and Subscription Revenue	62%	64%

Top Autodesk products by % of product & subscription sales
Product Design Suite	25%	21%
Building Design Suite	23%	27%
AutoCAD	14%	13%
Infrastructure Design Suite	9%	8%
AutoCAD LT	4%	n/a - 4%
AutoCAD Electrical	n/a - 2%	4%

About Rand Worldwide

Rand Worldwide is one of the world’s leading professional services and technology companies for the engineering community, targeting organizations in the building, infrastructure, and manufacturing industries. The company advances the way organizations design, develop, and manage building, infrastructure, and manufacturing projects. Fortune 500 and Engineering News Record’s Top 100 companies work with Rand Worldwide to gain a competitive advantage through technology consulting, implementation, training, and support services. One of the world’s largest integrators of Autodesk software, the company also provides facilities management software from ARCHIBUS, CAD and PLM courseware through their ASCENT division and provides training and support solutions on Dassault Systèmes and PTC products. For more information, visit rand.com

Rand Worldwide Company Contact Chantale Marchand
Rand Worldwide
Phone +1 (508) 663-1411 cmarchand@rand.com

Any and all trademarks making reference to or related to Rand Worldwide, IMAGINiT, ASCENT or ProductivityNOW are registered and/or owned by Rand Worldwide, Inc., and/or its subsidiaries, affiliates, and/or other legal holders under the Rand Worldwide, Inc. name.

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